May 1, 2006

Mail Stop 3561

Via US Mail and Facsimile

Mr. David Knudsen
Principal Financial Officer
1661 Lakeview Circle
Ogden, UT 84403

Re:	Pacific Alliance Corporation
	Form 10-KSB for the year ended December 31, 2004
	Forms 10-QSB for the quarters ended March 31, 2005, June 30,
2005
and
      September 30, 2005
	Commission file #: 033-08732D

Dear Mr. Knudsen:

We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.



								Sincerely,



								Linda Cvrkel
								Branch Chief
Mr. David Knudsen
Pacific Alliance Corporation
March 7, 2006
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